EXHIBIT 99.1
HORIZON OFFSHORE REPORTS FOURTH QUARTER AND 2005 RESULTS
     HOUSTON—(February 28, 2006)—Horizon Offshore, Inc. (OTCBB: HOFF.OB) reported improved results from operations for 2005. For the fiscal year 2005, gross profit was $56.8 million, or 17.5 percent, on revenues of $325.0 million, compared with gross profit of $27.8 million, or 10.9 percent, on revenues of $254.2 million for 2004. Horizon also reported Adjusted EBITDA, as defined below, of $50.7 million for 2005, compared with $17.7 million for 2004. For the fourth quarter of 2005, gross profit was $24.1 million, or 19.3 percent, on revenues of $124.4 million, compared with gross profit of $13.0 million, or 18.1 percent, on revenues of $72.2 million for the fourth quarter of 2004. Adjusted EBITDA was $24.6 million for the fourth quarter of 2005, compared with $8.8 million for the fourth quarter of 2004.
     Operating income also increased significantly for 2005 compared to 2004. Operating income for 2005 was $21.9 million and is net of reserves for claims and receivables and non-cash impairment losses of $4.7 million. The operating loss of $(34.2) million for 2004 includes a total of $37.7 million of reserves for claims and receivables and non-cash impairment losses.
     “As market conditions and demand for our services have improved, our strengthened financial condition has enabled us to take advantage of opportunities in the markets we serve world wide. We capitalized on those opportunities because of our continued successful project execution, and the results are evident in our 2005 operating income and EBITDA. We have been able to bid and obtain project awards, resulting in a substantial backlog of work, at profitable margins. Our current backlog is in excess of $300 million,” said David W. Sharp, President and Chief Executive Officer. “We believe that given the current marine construction market, our performance in 2006 will continue to be strong.”
     The improvement in the Company’s operating results, gross profit and Adjusted EBITDA includes a significant contribution from its domestic operations where many oil and gas companies operating on the U.S. continental shelf in the Gulf of Mexico have increased their capital expenditures in response to higher energy prices. Also, the improvement in competitive market conditions and pricing levels in the U.S. Gulf of Mexico are reflected in the significant increase in the Company’s gross profit. Additionally, the demand for the

Company’s services in the U.S. Gulf of Mexico has significantly increased as a result of repair work due to Hurricane Ivan (September 2004), Hurricane Katrina (August 2005) and Hurricane Rita (September 2005). Given the substantial damage caused by Hurricanes Katrina and Rita and the demand for new project construction, it is anticipated that the Company’s vessel utilization and repair and salvage work in the U.S. Gulf of Mexico will remain at significantly higher levels throughout 2006 and into 2007. In the West Africa geographic segment, the Company continues to perform work under a significant contract for the installation of the West Africa Gas Pipeline, further contributing to the Company’s improvement in operations.
     Although the Company’s operating results have improved in 2005, particularly during the last half of the year; the net loss for the year ended December 31, 2005 reflects non-cash charges totaling $63.1 million related to the completion of the Company’s recapitalization plan during 2005. The net loss for the fourth quarter and fiscal year 2005 includes a $40.0 million charge to interest expense related to the amortization of the debt discount for the beneficial conversion feature of the Company’s Series B Mandatorily Convertible Redeemable Preferred Stock in December 2005. Horizon also recognized losses on debt extinguishment totaling $23.1 million, primarily related to the exchange of debt for equity in June 2005, which reflects the write-off of the unamortized portion of deferred loan fees and debt discount.
     Pre-tax loss was $(68.0) million, with an income tax expense of $3.0 million for 2005, compared with pre-tax loss of $(61.5) million and an income tax expense of $2.1 million for 2004. The net loss reported for 2005 was $(71.1) million, or $(0.64) per share-diluted. This compares with a net loss of $(63.6) million, or $(2.06) per share-diluted, for 2004. For the three months ended December 31, 2005, Horizon reported a net loss of $(30.9) million, or $(0.11) per share-diluted, compared with net loss of $(13.5) million, or $(0.42) per share-diluted for the fourth quarter of 2004. The Company’s outstanding shares of common stock increased during 2005 primarily due to the shares issued in exchange for subordinated debt resulting in a decreased loss per share-diluted for 2005 compared with 2004. The weighted average number of shares used in computing the loss per share was 110,433,532 and 30,889,021 for the years ended December 31, 2005 and 2004, respectively, and 269,275,841 and 32,099,117 for the three months ended December 31, 2005 and 2004, respectively. The number of shares outstanding at December 31, 2005 was 759,371,016.

     The completion of the recapitalization plan and debt refinancing during 2005 has improved the Company’s financial condition. Cash and cash equivalents were $43.0 million, and working capital was $74.1 million at December 31, 2005, compared with cash and cash equivalents of $38.0 million and working capital of $29.0 million at December 31, 2004. The Company’s long-term debt to equity ratio was 56.7% as of December 31, 2005, compared with 182.6% at year end 2004. This improvement is primarily the result of the implementation of the exchange of debt for equity portion of the Company’s recapitalization plan and the Company’s private placement of common stock completed in December 2005. Total outstanding debt at December 31, 2005 was $130.1 million, compared to $232.8 million at December 31, 2004, a decrease of $102.7 million. During 2005, a total of approximately $98 million of subordinated debt was exchanged for approximately 649 million shares of the Company’s common stock.
     Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and other energy related industries. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

     Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.
Comparative Tables Follow:

Horizon Offshore, Inc.
Summary Financial and Operating Data
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Income Statement Data:
Contract revenues	$124,389	$72,194	$325,044	$254,209
Cost of contract revenues	100,325	59,161	268,280	226,391

Gross profit	24,064	13,033	56,764	27,818
Selling, general and administrative expenses	8,479	10,940	30,922	30,687
Reserve for claims and receivables	—	5,692	1,711	5,692
Impairment of property, equipment and intangibles	—	2,059	—	22,361
Impairment loss on assets held for sale	—	250	2,261	3,268

Operating income (loss)	15,585	(5,908)	21,870	(34,190)
Other:
Interest expense	(45,065)	(7,415)	(67,572)	(25,995)
Interest income	257	231	777	286
Loss on debt extinguishment	—	—	(23,138)	(1,719)
Other income (expense), net	69	251	53	152

Net loss before income taxes	(29,154)	(12,841)	(68,010)	(61,466)
Income tax provision	1,771	708	3,046	2,103

Net loss	$(30,925)	$(13,549)	$(71,056)	$(63,569)

Earnings (loss) per share:
Net loss per share — basic and diluted	$(0.11)	$(0.42)	$(0.64)	$(2.06)

Weighted average shares used in computing earnings (loss) per share:
Basic and diluted	269,275,841	32,099,117	110,433,532	30,889,021
Other Non-GAAP Financial Data:
Adjusted EBITDA(1)	$24,638	$8,846	$50,696	$17,672
Adjusted EBITDA calculation is as follows:
Net loss	$(30,925)	$(13,549)	$(71,056)	$(63,569)
Income tax provision	1,771	708	3,046	2,103
Net interest expense	44,808	7,184	66,795	25,709
Depreciation and amortization	8,300	5,815	25,828	19,702
Loss on debt extinguishment	—	—	23,138	1,719
Non-cash impairments	684	8,688	2,945	32,008

Adjusted EBITDA	$24,638	$8,846	$50,696	$17,672

(1)	Horizon calculates Adjusted EBITDA (adjusted earnings before interest, income taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization, loss on debt extinguishment and non-cash impairments. Horizon has separately identified non-cash charges which are non-recurring, infrequent, unusual, or isolated or the result of special circumstances and has excluded these non-cash charges from the calculation of Adjusted EBITDA. Horizon has aligned the disclosure of Adjusted EBITDA with the financial covenants in the Company’s material credit agreements with various lenders, which include ratios requiring a determination of EBITDA, as defined. Horizon believes that Adjusted EBITDA is a material component of the financial covenants in the Company’s credit agreements and non-compliance with the covenants could result in the acceleration of indebtedness. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon’s GAAP financials and is used as a measure of operational performance. A reconciliation of the non-GAAP measure to Horizon’s income statement is included. Horizon believes Adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes Adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon’s operating performance, financial position and cash flows. Horizon’s computation of Adjusted EBITDA may not be comparable to similar titled measures of other companies.
Contact:	Ronald D. Mogel (713) 243-2753 Horizon Offshore, Inc.